UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Ellison, Lawrence J
   c/o Delphi Asset Mgmt Corp.
   6005 Plumas St., #202, Reno, NV 89509

   (775) 689 3456; stock_us@oracle.com
2. Issuer Name and Ticker or Trading Symbol
   Oracle Corporation (ORCL)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   12/27/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [X] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security   2)Trans-   3.Trans- 4.Securities Acquired(A)   5)Amount of    6)       7)Nature of
                              action       action    or Disposed of (D)            Securities                   Indirect
                              Date         Code                   A or D                  Beneficially     D or I   Beneficial
                              (Month/                                                           Owned at                   Ownership
                              Day/Year)  Code V   Amount            Price        End of Month
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Common Stock      12/27/02    M           2,875,000    A   $1.0402      1,320,096,324    D            Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative  2)Conversion 3)Trans-   4)Trans-  5)Number of Derivative  6)Date Exercisable and
Derivative                 or Exercise    action      action      Securities Acquired (A)  Expiration Date
 Security                  Price of           Date        Code       or Disposed of (D)
                                Derivative
                                Security                         Code  V   A                D                Exercisable  Expiration
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NQ Stock Option     $1.0402         12/27/02       M                          2,875,000       (1)          05/25/03
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative  3)Trans-  7)Title and Amount           8)Price     9)Number of     10)     11)Nature of
   Security                action    of Underlying                      of Deri-    Derivative Securities      Indirect
                                Date      Securities                            vative      Beneficially Owned         Beneficial
                                                                    Amount or    Security  Following                      Ownership
                                                                    Number of                   Reported        D or I
                  -                          Title                Shares                        Transaction
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NQ Stock Option   12/27/02  Common Stock    2,875,000                 1,175,000          D
(right to buy)

Explanation of Responses:

(1)
Option vests 25% annually on anniversary of grant date

SIGNATURE OF REPORTING PERSON
/S/ Barbara R. Wallace
--------------------------------------------------
By: Barbara R. Wallace, Attorney in Fact
for Lawrence J. Ellison (Power of Attorney filed 10/4/02)
Date: 12/27/02